RCN Announces Closing of $50 Million Private Placement and Debt Tender Offer

    PRINCETON, N.J., June 28 /PRNewswire/ -- RCN Corporation (Nasdaq: RCNC) announced today that it has completed its "Modified Dutch Auction" tender offer for certain of its debt securities described below and its previously announced private placement of $50 million in common stock and warrants with Red Basin, LLC, an entity formed by Walter Scott, Jr. together with certain family members and trusts.

    The tender offer expired on June 27, 2001 at Midnight, New York City time. The table below sets forth, as of the expiration of the tender offer, the approximate principal amount tendered, principal amount to be purchased and purchase price (per $1,000 principal amount of Notes) of its respective 10% Senior Notes due 2007, 10-1/8% Senior Notes due 2010, 9.80% Senior Discount Notes due 2008, 11% Senior Discount Notes due 2008 and 11-1/8% Senior Discount Notes due 2007 tendered in the tender offer. The amounts below include tenders made pursuant to guarantees of delivery and assume that the applicable Notes will be delivered in respect thereof. The purchase prices listed below apply to Notes tendered without specifying a price and Notes tendered at or below the applicable purchase price. In accordance with the Offer to Purchase, RCN will accept tenders at the purchase price as will result in approximately $10 million being spent to repurchase each series of Notes, subject to proration.

                                       Principal       Principal
                          Purchase     Amount          Amt. to be
                          Price        Tendered        purchased
     Series of Notes     (per $1000)  (in millions)   (in millions)

     10% Senior Notes       $480         $71.2            $20.8

     10-1/8% Senior Notes   $435        $127.8            $23.0

     9.80% Senior
      Discount Notes        $280        $103.6            $35.7

     11% Senior Discount
      Notes                 $305         $47.3            $32.8

     11-1/8% Senior
      Discount Notes        $300        $195.2            $33.3

    Settlement will take place promptly and all Notes not accepted for payment will be promptly returned to holders. Merrill Lynch & Co. served as the dealer manager and Mellon Investor Services LLC served as both the information agent and the depositary in connection with the tender offer.

    About RCN

    RCN Corporation (Nasdaq: RCNC) is the nation's first and largest facilities-based competitive provider of bundled phone, cable and high speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in the Boston, New York, Philadelphia/Lehigh Valley, Chicago, San Francisco, Los Angeles and Washington D.C. metropolitan markets.

    RCN's Megaband(TM) Network is a unique broadband fiber-optic platform capable of offering a full suite of communications services -- including fully featured voice, video and high-speed Internet -- to residential customers. The network employs SONET ring backbone architecture, and localized nodes built to ensure RCN's state-of-the-art fiber optics travel to within 900 feet of RCN customers, with fewer electronics and lower maintenance costs than existing local networks. RCN's high-capacity local fiber-optic networks target densely populated areas comprising 44% of the US residential communications market spread over just 6% of its geography.

    About Red Basin, LLC

    Red Basin, LLC, is a Nebraska limited liability company formed by Walter Scott, Jr., together with certain family members and trusts. Mr. Scott is currently a member of the board of directors of RCN Corporation and is Chairman of Level 3 Communications, Inc., one of RCN's largest shareholders.

    Forward-Looking Statements
    Some of the statements made by RCN in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventory and programming, RCN's ability to develop and penetrate existing and new markets, technological developments and changes in the competitive environment in which RCN operates. Additional information concerning these and other important factors can be found in RCN's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.